Exhibit 99.1

ACADIA REALTY TRUST REPORTS FIRST QUARTER 2015 OPERATING RESULTS

WHITE PLAINS, NY (April 29, 2015) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended March 31, 2015. Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary institutional funds (“Funds”) that target opportunistic and value-add investments. All per share amounts, below, are on a fully diluted basis.

HIGHLIGHTS - FIRST QUARTER 2015

•
Earnings: Generated funds from operations (“FFO”) per share of $0.32 for the first quarter, which included acquisition-related costs of $0.01; generated earnings per share of $0.24 for the first quarter

•
Core Portfolio Operating Results: Generated Core Portfolio same-property net operating income (“NOI”) growth of 3.1% for the first quarter compared to 2014; this growth includes a 70 basis point drag associated with short-term downtime at three street-retail locations; increased the leased rate in the Core Portfolio by 10 basis points to 97.1% as of March 31, 2015

•
Core Portfolio Acquisitions: Completed $179.0 million of Core Portfolio acquisitions during the first quarter, including the previously-announced, $155.0 million acquisition of a CityTarget-anchored urban retail property in San Francisco, California

•
Fund Dispositions: Continued the profitable monetization of Fund III with the sales of two completed redevelopments during 2015 for a total of $160.8 million, resulting in a combined 33% IRR and 2.1x equity multiple

•	Fund Acquisitions: Added $84.0 million of value-add, street-retail acquisitions to Fund IV’s Upper East Side (New York, NY) portfolio during 2015

•	Balance Sheet: Maintained conservative leverage levels by matchfunding 2015 acquisitions through the Company’s at-the-market (“ATM”) facility and fourth quarter 2014 block transaction

“Our year is off to a strong start, with solid first-quarter operating results and $424 million of completed transactions in the core and funds year to date,” stated Kenneth F. Bernstein, President & CEO of Acadia Realty Trust. “With respect to the core portfolio, our acquisition of City Center has expanded our platform to San Francisco - one of only a handful of high-barrier-to-entry markets where we have chosen to execute our trio of street, urban, and ‘dense suburban’ investment strategies. By maintaining this focus as we grow our core platform, we believe that we are positioning our company for continued long-term outperformance. At the same time, through our highly-complementary fund platform, we remain well-capitalized and nimble, opportunistically buying and profitably selling assets in response to signals from the capital markets, while we continue to execute on the numerous value-creation opportunities still embedded within our existing stable of projects.”

FINANCIAL RESULTS

•	Solid 2015 Results

FFO for the quarter ended March 31, 2015 was $23.1 million, or $0.32 per share, net of $1.1 million, or $0.01 per share, of acquisition costs. FFO for the quarter ended March 31, 2014 was $18.9 million, or $0.32 per share, net of $0.7 million, or $0.01 per share, of acquisition costs.

Net income for the quarter ended March 31, 2015 was $16.5 million, or $0.24 per share, including $5.4 million, or $0.08 per share, of gain from dispositions. Net income for the quarter ended March 31, 2014 was $21.6 million, or $0.38 per share, including $12.4 million, or $0.22 per share, of gain from dispositions.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO.

CORE PORTFOLIO

•	Strong Operating Metrics Reflect High Quality Of Differentiated Core Portfolio

•	Acquired $179.0 Million Of Urban And High-Barrier-To-Entry Suburban Properties For The Core Portfolio During First Quarter Of 2015

Core Operating Results

Same-property NOI in the Core Portfolio increased 3.1% for the quarter ended March 31, 2015 compared to 2014, driven primarily by contractual increases in existing leases and marking below-market leases to market rents. Included in this result was an aggregate 0.7% decline in rents for 2015 associated with downtime at three street retail locations.

The Core Portfolio was 96.2% occupied and 97.1% leased as of March 31, 2015, up from 95.9% occupied and 97.0% leased as of December 31, 2014. The leased rate includes space that is leased but not yet occupied.

During the quarter ended March 31, 2015, the Company generated a 32.1% increase in average rents on a GAAP basis, and a 23.3% increase in average rents on a cash basis, on 62,000 square feet of executed new and renewal leases in the Core Portfolio.

2015 Core Acquisitions

During the first quarter, the Company completed $179.0 million of Core Portfolio acquisitions, as follows:

City Center, San Francisco, CA. As previously announced, Acadia acquired a 205,000 square foot, CityTarget-anchored urban shopping center, located in San Francisco, California, for $155.0 million. The property is centrally located within the city, at the corner of two heavily-trafficked thoroughfares - Geary Blvd and Masonic Ave. High population density (nearly 300,000 residents within two miles) and strict zoning regulations have resulted in limited retail competition within the immediate trade area. While this acquisition marks Acadia’s official entry on the West Coast, the Company has had an ownership interest in, and tracked, this former Mervyns property for several years, through its successful fund retailer controlled property venture.

163 Highland Ave, Needham, MA. Consistent with its high-barrier-to-entry suburban strategy, during the first quarter, Acadia acquired a 40,500 square foot property, located approximately 10 miles southwest of Boston, for $24.0 million. This is the Company’s second acquisition in approximately four months along the heavily-trafficked Needham St/Highland Ave retail corridor. The wealth of the immediate trade area is demonstrated by an average household income in excess of $180,000 within three miles. The property is currently leased to Staples and Petco.

FUND PLATFORM

•	Continued Monetization Of Fund III With Highly-Profitable Sales Of Completed Redevelopments In Lincoln Park, Chicago, IL And Shrewsbury, MA

•	Acquired $84.0 Million Of Manhattan Street Retail In Fund IV During 2015

Fund III Dispositions

During 2015, Acadia continued the profitable monetization of Fund III, completing $160.8 million of sales, resulting in a combined 33% IRR and 2.1x equity multiple, as follows:

Lincoln Park Centre, Chicago, IL. As previously announced, during the first quarter, Acadia completed the sale of Lincoln Park Centre, a street-retail asset located in Chicago, Illinois, for $64.0 million. This compares to an all-in cost basis of $38.9 million. During its 2.8-year hold period, Fund III redeveloped this former Borders Books, generating a 57% IRR and 2.7x multiple on its equity investment.

White City Shopping Center, Shrewsbury, MA. Subsequent to quarter end, Fund III, in partnership with Charter Realty & Development Corp., completed the sale of White City Shopping Center, a 256,000-square foot, Shaw’s-anchored shopping center located approximately 40 miles west of Boston, for $96.8 million. This compares to an all-in cost basis of $75.1 million. During its 4.3-year hold period, the joint venture redeveloped the property, completing upgrades to the façade, signage, and infrastructure, in addition to optimizing the center’s merchandise mix. In doing so, Fund III generated a 24% IRR and 1.8x multiple on its equity investment.

Fund IV Acquisitions

During 2015, Fund IV added $84.0 million of street-retail assets to its growing collection on the Upper East Side of Manhattan, as follows:

1035 3rd Ave, Upper East Side, New York, NY. During the first quarter, Fund IV acquired a second property within the 3rd Avenue retail corridor for $51.0 million. This live-work-play submarket draws its shoppers from the surrounding population of affluent young professionals and families. The property is a two-level retail condo situated at the base of a residential building and also includes second-floor office space and an underground, operated parking garage. The value-add plan includes modernizing the building’s façade, leasing up existing retail vacancy and marking below-market leases to market rents.

801 Madison Ave, Upper East Side, New York, NY. Subsequent to quarter end, Fund IV acquired an approximately 5,000-square foot, five-story building situated between 67th and 68th Streets on Madison Ave, Manhattan’s premier, luxury shopping corridor, for $33.0 million. During 2016, Acadia will have an opportunity to renovate and re-lease the property’s flagship retail unit, which includes the street, second, and third levels. This is the third property in Fund IV’s Madison/Off Madison Collection and the fifth in its Upper East Side portfolio.

BALANCE SHEET

•	Maintained Conservative Leverage Levels By Match-Funding Acquisitions

•	Sourced $137.0 Million Of Capital Through ATM Facility ($21.3 Million) And Fourth Quarter 2014 Block Transaction ($115.7 Million) To Fuel 2015 Growth

During 2015, the Company continued to pursue its growth goals on a substantially leverage-neutral basis. Acadia’s strong financial position is evidenced by the following key leverage metrics as of and for the quarter ended March 31, 2015:

Core Portfolio Only:
Fixed-Charge Coverage Ratio	3.8x
Net Debt to EBITDA	4.3x

Core Portfolio and Pro-Rata Share of Funds:
Fixed-Charge Coverage Ratio	3.9x
Net Debt to EBITDA	5.2x

Net Debt to Total Market Capitalization	20%

GUIDANCE

The Company reaffirms its previously-announced 2015 guidance for FFO per share of $1.48 to $1.56 and earnings per share of $0.82 to $0.87. These forecasts are before any acquisition-related costs and gains/losses on sale of depreciated property.

CONFERENCE CALL

Management will conduct a conference call on Thursday, April 30, 2015 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Thursday, April 30, 2015
Time:    12:00 PM ET
Dial#:    800-708-4540
Passcode:    “Acadia Realty” or “39222200”
Webcast (Listen-only):    www.acadiarealty.com under Investor Relations

Phone Replay:
Dial#:    888-843-7419
Passcode:    “39222200#”
Available Through:    Thursday, May 7, 2015

Webcast Replay:    www.acadiarealty.com under Investor Relations

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 20, 2015 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2015 and 2014
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2015	2014

Rental income	$ 38,187	$ 33,818
Interest income	3,408	3,164
Expense reimbursements	10,066	8,790
Other property income	669	197
Other income	151	716
Total revenues	52,481	46,685
Operating expenses
Property operating	7,731	7,124
Other operating	2,120	687
Real estate taxes	6,292	5,670
General and administrative	7,532	6,896
Depreciation and amortization	13,658	11,587
Total operating expenses	37,333	31,964

Operating income	15,148	14,721

Equity in earnings of unconsolidated affiliates	6,593	3,029
Loss on extinguishment of debt	(109)	(203)
Gain on disposition of property	27,143	12,387
Interest expense and other finance costs	(8,821)	(10,651)
Income from continuing operations before income tax provision	39,954	19,283
Income tax provision	(1,417)	(168)
Income from continuing operations	38,537	19,115

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2015 and 2014
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2015	2014

Net income	38,537	19,115
(Income) loss attributable to noncontrolling interests:
Net (income) loss attributable to noncontrolling interests	(21,990)	2,480
Net income attributable to Common Shareholders	$ 16,547	$ 21,595

Less: Net income attributable to participating securities	(237)	(392)
Net Income attributable to Common Shareholders - basic	$ 16,310	$ 21,203
Weighted average shares for basic earnings per share	68,295	55,953
Net Earnings per share - basic and diluted [2]	$ 0.24	$ 0.38

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2015 and 2014
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2015	2014

Net income attributable to Common Shareholders	$ 16,547	$ 21,595

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	10,936	8,853
Gain on disposition (net of noncontrolling interests’ share)	(5,402)	(12,393)
Income attributable to noncontrolling interests’ in
Operating Partnership	967	857
Distributions - Preferred OP Units	6	6
Funds from operations	$ 23,054	$ 18,918
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	72,586	58,419
Funds from operations, per share	$ 0.32	$ 0.32

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2015 and 2014
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2015	2014

Operating income	$ 15,148	$ 14,721

Add back:
General and administrative	7,532	6,896
Depreciation and amortization	13,658	11,587
Less:
Interest income	(3,408)	(3,164)
Straight line rent and other adjustments	(568)	(1,726)

Consolidated NOI	32,362	28,314

Noncontrolling interest in NOI	(9,371)	(8,604)
Pro-rata share of NOI	22,991	19,710
Operating Partnerships’ interest in Opportunity Funds	(1,582)	(1,353)
Operating Partnerships’ share of unconsolidated joint ventures [1]	2,513	850
NOI - Core Portfolio	$ 23,922	$ 19,207

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
(dollars in thousands)

CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2015	December 31, 2014

ASSETS
Operating real estate
Land	$ 498,321	$ 424,661
Buildings and improvements	1,510,444	1,329,080
Construction in progress	10,861	7,464
	2,019,626	1,761,205
Less: accumulated depreciation	270,372	256,015
Net operating real estate	1,749,254	1,505,190
Real estate under development	484,676	447,390
Notes receivable and preferred equity investments, net	98,560	102,286
Investments in and advances to unconsolidated affiliates	184,500	184,352
Cash and cash equivalents	119,555	217,580
Cash in escrow	59,508	20,358
Restricted cash	5,401	30,604
Rents receivable, net	38,380	36,962
Deferred charges, net	32,042	30,679
Acquired lease intangibles, net	45,660	44,618
Prepaid expenses and other assets	53,330	56,508
Assets of properties held for sale	—	56,073
Total assets	$ 2,870,866	$ 2,732,600

LIABILITIES
Mortgage and other notes payable	$ 1,304,739	$ 1,130,481
Distributions in excess of income from, and investments in, unconsolidated affiliates	12,361	12,564
Accounts payable and accrued expenses	36,454	34,026
Dividends and distributions payable	17,675	39,339
Acquired lease intangibles, net	30,713	29,585
Other liabilities	27,196	25,148
Liabilities of properties held for sale	—	25,500
Total liabilities	1,429,138	1,296,643

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 68,731,681 and 68,109,287 shares, respectively	69	68
Additional paid-in capital	1,048,457	1,027,861
Accumulated other comprehensive loss	(6,848)	(4,005)
Retained earnings	31,678	31,617
Total shareholders’ equity	1,073,356	1,055,541
Noncontrolling interests	368,372	380,416
Total equity	1,441,728	1,435,957
Total liabilities and equity	$ 2,870,866	$ 2,732,600

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2015 and 2014
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 3,906 and 2,181 OP Units into Common Shares for the quarters ended March 31, 2015 and 2014, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2015 and 2014. In addition, diluted FFO also includes the effect of 360 and 260 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2015 and 2014, respectively.